Exhibit 10(c)

Executive

Health

Care

Plan

EHCP 6/6/00

TRW Executive Health Care Plan (EHCP)

Table of Contents	Introduction	1

	Who Is Eligible	1

	Contributions	1

	Eligible Dependents	1

	Comprehensive Health Care Expense Benefits	2

	Covered Health Care Expenses	2

	Examples of Health Care Expenses Covered by the Plan	3

	Examples of Health Care Expenses to be Approved in Advance	3

	Examples of Health Care Expenses Not Covered by the Plan	4

	Definitions	5

	Payment of Claims and Recordkeeping	6

	Coordination of Benefits Provision	6

	Reimbursement From a Third Party	7

	When Your Health Care Coverage Terminates	7

	After Health Care Coverage Terminates	7

	Continuation of Coverage—COBRA	8

	Cost of COBRA Coverage	8

	Duration of COBRA Coverage	8

	TRW RetireeSelect Plan	8

	Additional Information	9

	Plan Administration	9

	Employee Rights	10

	Appendix	11

TRW Executive Health Care Plan (EHCP)

Introduction
The TRW Executive Health Care Plan (“Plan”) is a plan that provides payment for a wide range of health care expenses.

To encourage good health, the Plan covers the expenses for preventive care, such as physical examinations. You are required to complete a management health physical every 15 months if you are age 50 or older or every 24 months if you are under age 50. A simplified claim reimbursement procedure is also a major feature of the Plan.

TRW reserves the right to modify or terminate the Plan at its discretion at any time.

The elections you make when enrolled must remain in effect until the end of the plan year (calendar year), unless you have an eligible change in life status. Even then, the only changes allowed are those consistent with your change in life status or as required to add a dependent as a result of a Qualified Medical Child Support Order. Please see allowable life status changes listed in the ChoicePlus Employee Benefits Book applicable to your unit.

Who Is Eligible
You are eligible for the benefits of the Plan as of the date you have been designated as a member of the Special Executive Group by the Chief Executive Office. Your eligible dependents will be covered on the date your coverage begins or the date he or she becomes a dependent, or is first enrolled, whichever is latest. Your eligibility for benefits from any other TRW medical, dental or vision plan will cease when you become a member of this Plan.

Contributions
All participants are required to contribute to the cost of the Plan. Your contribution will be determined by TRW and will be based on the number of dependents you elect to include in the Plan. IRS regulations require that your contribution be made on an “after-tax” basis. The amount of the contribution will be reviewed annually.

Eligible Dependents
Dependents eligible for benefits are:

•	your legal spouse;

•	your unmarried child up to age 19 or age 25, if a full-time student (If the dependent is on an internship through the school and is not over age 25, the employee may continue to cover the dependent through the end of the internship or age 25.);

•	your child regardless of age if incapable of self-sustaining employment, because of mental or physical disability.

The term “child” also includes your legally adopted child or one placed with you for adoption, foster child, stepchild, or any other child living with you in a regular parent-child relationship. To qualify as a dependent for purposes of the Plan, each child must also qualify as a “Dependent” under Section 152(a) of the Internal Revenue Code. Where this summary of the Plan refers to a dependent below, it means a person who is eligible to be and has been enrolled in the Plan.

Dependents not enrolled when first eligible may be added in accordance with the Life Status Change Rules described in the “Life Status Change” section of the ChoicePlus Employee Benefits Book.

TRW Executive Health Care Plan (EHCP)

Comprehensive Health Care Expense Benefits
Full reimbursement will be made for covered medical, dental and vision expenses incurred by you or your eligible dependents while covered by the Plan.

Reimbursement will be made regardless of where the expenses are incurred—whether in or out of the hospital—as long as they are incurred in connection with health care (see “Definitions” page 5). Except as described in the section entitled “After Health Care Coverage Terminates” (page 7), all expenses must be incurred while you or your dependents are covered by the Plan.

An expense or charge will be deemed incurred as of the date the service is rendered or the supply is furnished.

Services rendered after the termination of coverage will not be paid.

Covered Health Care Expenses
Covered Health Care Expenses are the reasonable charges incurred in connection with the medical, dental, and vision care of you or your eligible dependent, and must be those which would qualify as a tax deduction. Covered Health Care Expenses, therefore, are those that are Reasonably Necessary and if not reimbursed, could be deducted by you (or you and your spouse in a joint return) when computing your taxable income under Section 213 of the Internal Revenue Code. The provision of Section 213 which limits deductible expenses to an amount measured against adjusted gross income does not apply.

Covered Health Care Expenses include, but are not limited to, the following expenses for services and supplies:

•	Room, board, and other medical services and supplies furnished by a hospital or other institution qualified to provide medical care.

•	Services of any legally qualified doctor of medicine (M.D.), doctor of osteopathy (D.O.), doctor of podiatry (D.P.M.), doctor of chiropracty (D.C.), doctor of optometry (O.D.), doctor of chiropody (D.P.M. — D.S. C.), dentist (D.D.S. or D.M.D.), Christian Science practitioner listed in the Christian Science Journal (C.S.), registered nurse (R.N.), licensed practical or vocational nurse under the direction of an R.N. (L.P.N. or L.V.N.), midwife, physician’s assistant certified by the National Commission on Certification of Physicians’ Assistants (P.A.), audiologist, occupational therapist, physical therapist, psychologist, respiratory therapist, social worker, or speech therapist.

•	Necessary transportation to and from an area or facility where the services or supplies covered hereunder may be obtained, including transportation by personal automobile.

•	Drugs or medicines prescribed by a physician.

•	Purchase or rental of medical or surgical supplies, aids, and prosthetic appliances, including eyeglasses, hearing aids, or dental prosthetic appliances.

•	Examples of health care expenses that must be approved in advance are shown on page 3. Examples of health care expenses covered and not covered are shown on pages 3 and 4.

TRW Executive Health Care Plan (EHCP)

Examples of Health Care Expenses Covered by the Plan

•	Ambulance Services		•	Nursing Services
				–	Licensed Vocational Nurses
•	Diagnostic & Preventative Services			–	Practical Nurses
	–	Allergy & Dermatology Tests		–	Registered Nurses
	–	Immunization & Inoculations
	–	Physical Examinations	•	Physical Therapy
	–	X-ray & Laboratory Examinations
			•	Professional Services
•	Drugs & Supplies			–	Chiropodists
	–	Crutches		–	Chiropractors
	–	Eyeglasses		–	Christian Science Practitioners
	–	Hearing Aids		–	Dentists
	–	Hospital Beds		–	Optometrists
	–	Prescription Drugs		–	Osteopaths
	–	Prostheses		–	Physicians
	–	Wheelchairs		–	Podiatrists
				–	Psychiatrists
•	Hospital Services			–	Psychologists
	–	Emergency Care
	–	Inpatient Care
	–	Outpatient Care

Examples of Health Care Expenses to be Approved in Advance
Since reimbursement is made only when the expense is both reasonable and tax deductible, you should request approval from The Aetna U.S. HealthCare (904.351.4702) for any unusual expense prior to the date it is incurred. Some examples of expenses that must be approved in advance are:

•	Charges made by suppliers other than:

	–	licensed medical practitioners,

	–	licensed medical care institutions, or

	–	providers of medically-related services and supplies.

•	Charges representing, in whole or in part, expenses of a capital nature.

•	Charges for medically necessary cosmetic procedures, including surgery.

•	Charges which appear to have been made for purely custodial care.

•	Charges for the use of scheduled airline and any other transportation expense except:

	–	Those representing reimbursement for the reasonable use of a personal auto at the prevailing rate per mile, as defined by the IRS for medical transportation.

	–	Those representing the actual cost of any mode of necessary emergency transportation.

•	Meals and lodging not furnished by a hospital or similar institution as a necessary incident to medical care.

•	Dental implants.

TRW Executive Health Care Plan (EHCP)

Examples of Health Care Expenses Not Covered by the Plan

•	Non-prescription drugs.

•	Antiseptic diaper service.

•	Bottled distilled water.

•	Care of a normal and healthy baby by a nurse.

•	Cosmetic surgery, similar procedures and related expenses unless necessary to correct a birth defect, an accidental injury or trauma, or a disease. This includes non-surgical medical or dental procedures that are primarily directed at improving bodily function rather than preventing/treating illness or disease.

•	Domestic help.

•	Funeral and burial expenses.

•	Health club dues.

•	Insurance premiums for hospitalization and medical care (including contact lens insurance).

•	Social activities, such as dancing lessons, swimming lessons, etc., for the general improvement of health, even though recommended by a doctor.

•	Trips and services for the general improvement of health, or to visit a sick or injured family member unless the traveler is an integral part of the treatment.

•	Vitamins for general health (vitamins prescribed for a specific condition are covered).

•	Personal and household expenses such as electric bills or cosmetics (including hypoallergenic cosmetics) and toiletries.

•	Tuition or room and board expenses for day camps or schools with a primary focus on education rather than licensed medical care.

•	Expenses associated with work-related injuries, which are covered under Workers’ Compensation.

TRW Executive Health Care Plan (EHCP)

Definitions

Cosmetic Surgery
A procedure done to improve a patient’s appearance and not to promote the body’s proper function or to prevent or treat a disease.

Health Care
The diagnosis, cure, mitigation, treatment or prevention of disease, or treatment affecting any structure or function of the body due to defect, illness or accidental bodily injury, or care during and following pregnancy, including treatment of any condition arising therefrom.

Internal Revenue Code
Chapter 1 of Subtitle A of Title 26 of the United States Code of 1986, as currently constituted and as it may be later amended.

Plan
The TRW Executive Health Care Plan (“Plan”) is a plan, which provides payment for a wide range of health care expenses. As used in this booklet, the term Plan refers to the “TRW Executive Health Care Plan.”

Reasonable Charge
An amount determined by the frequency, duration, and cost of services and supplies as compared with those customarily incurred for similarly situated individuals.

Reasonably Necessary
The service or supply must be ordered by a physician and must be commonly and customarily recognized throughout the physician’s profession as appropriate in the treatment of the patient’s diagnosed sickness or injury. The service or supply must not be educational or experimental in nature, nor provided primarily for the purpose of medical or other research. In addition, in the case of hospital confinement on an inpatient basis, the length of confinement and hospital services and supplies will be considered “Reasonably Necessary” only to the extent that they are determined by The Aetna U.S. HealthCare to be (a) related to the treatment of the condition involved and (b) not allocable to scholastic education or vocational training of the patient.

Total Disability
1.	Your complete inability to perform every duty pertaining to your occupation or employment.
2.	Your dependent’s complete inability to perform the normal activities of a person of similar age and sex.

TRW Executive Health Care Plan (EHCP)

Payment of Claims and Recordkeeping
The Plan will reimburse you for covered expenses promptly after receipt of your claim. The Plan is designed to reimburse participants directly for covered expenses. You may wish to authorize payment directly to the provider in the case of significant expense such as in the case of hospital confinement. Benefits should not be assigned for other than a significant expense.

Participants should file a claim for reimbursement by the Plan of any expenses resulting from an annual physical. Examinations may be performed by any physician selected by the participant, who is located within a reasonable distance of the participant’s home. The procedures for claiming reimbursement for the expense of the examination are the same as for any other expenses.

You may claim reimbursement of any Covered Health Care Expense simply by completing a “Claim Expense Form,” attaching a copy of either your bill or receipt, and sending it to your Plan representative (as indicated in your enrollment package issued to all members when first eligible for the Plan) or if on direct claim processing, submit it directly to The Aetna U.S. HealthCare. If more convenient, however, you may use an itemized statement to claim reimbursement and not complete the Claim Expense Form. Itemized statements must include the following information:

•	Name and social security number of patient.
•	Nature of illness or injury.
•	Name, address, and tax identification number of the doctor, hospital, or supplier.
•	Date of charge.
•	Amount of charge.

Cancelled checks or balance due bills are not acceptable as proof of loss.

A claim for reimbursement must be made within two years after incurring the expense. In the case of minor expenses, it may be helpful for you to record them on the Claim Expense Form at the time they are incurred, and file for reimbursement when you feel a sufficient amount has been accumulated. A separate Claim Expense Form must be submitted for each individual family member for whom a claim is filed; therefore, records of medical expenses incurred for yourself and each of your dependents should be kept separately.

Coordination of Benefits Provision
The purpose of health care coverage is to reimburse participants for health care expenses that they have incurred. In line with that purpose, our Plan contains a provision for coordinating with other group plans under which an employee or dependent is covered so that the total benefits available do not exceed 100 percent of the allowable expenses.

When there is coverage by two or more group plans for health care treatment for an employee and/or dependent, the insurance companies involved work together to arrive at a payment of up to 100 percent of the allowable expenses, but no more. If any of your dependents are employed and have other coverage, that coverage is considered primary. In this case, the individual should submit the claim/bill to his/her primary insurance carrier first. Once the individual receives an explanation of benefits (EOB) from the primary insurance carrier and if there is a balance owing, he/she can then submit a copy of the original bill and the EOB from the primary insurance carrier to the secondary payer (The Aetna U.S. HealthCare). Alternately, if he/she has received a statement from the provider (doctor/dentist, etc.) which shows the amount the primary insurance carrier has paid and a balance owed by the patient, he/she can submit this document alone to The Aetna U.S. HealthCare for payment. No other documentation is needed in this situation in order for The Aetna U.S. HealthCare to pay as secondary payer.

TRW Executive Health Care Plan (EHCP)

Reimbursement From a Third Party
If a covered person receives Plan benefits to which that person is not entitled under the Plan (because a third party is responsible), the covered person will be charged for the amount of such benefits that have been paid by this Plan.

When someone other than the covered person is responsible for a sickness or injury, the covered person must, in return for the Plan’s providing benefits for that sickness or injury, reimburse the Plan immediately upon receipt of any payments or damages with respect to that sickness or injury.

Examples include payments received through a lawsuit, a settlement, or from any third party or his or her insurer (including no-fault insurance). The employee’s agreement to reimburse the Plan will apply regardless of whether the responsible party admits liability or the payments are itemized.

When Your Health Care Coverage Terminates
Your coverage under the Plan will terminate, unless otherwise agreed in writing, at the earliest time stated below:

1.	The end of the month next following the month in which your employment terminates;

2.	the end of the month coinciding with the month in which your retirement from active employment is effective;

3.	the date you cease to be a member of the Special Executive Group, or;

4.	the date the Plan is discontinued or modified.

In addition to the above, coverage terminates with respect to an individual dependent when he/she ceases to meet the eligibility requirements of the Plan (i.e., a child who reaches the age limit or a spouse who becomes divorced from you). However, coverage will not terminate until the end of the third month following the month in which a dependent attains the applicable age limitation or the divorce is effective.

In the event of your death while covered by the Plan, coverage for your dependents will be continued for a period of twelve months following the end of the month in which death occurs.

After Health Care Coverage Terminates
Reimbursement will not be made for expenses which are incurred after coverage terminates unless they are incurred with respect to an injury or illness, including pregnancy, that cause you or your dependent to be continuously and totally disabled from such termination date. Only those expenses incurred relating to a continuous and total disability during the calendar year in which coverage terminates and the next calendar year shall be reimbursed, unless such expenses are reimbursed under any other group insurance policy or plan.

TRW Executive Health Care Plan (EHCP)

Continuation of Coverage—COBRA
Under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA), you or your dependents are eligible to continue coverage, at your expense, but only if that coverage ends as the result of one of the following “qualifying events.”

1.	Termination of employment for any reason (except gross misconduct); reduction in hours, layoff or retirement;

2.	Death of the employee;

3.	Divorce or legal separation;

4.	Loss of dependent status by a dependent child due to attainment of the maximum age limitation under the Plan, or cessation of full-time schooling.

Cost of COBRA Coverage
Coverage may be continued at the same rates applicable to active employees, with an administration charge of two percent. You are required to pay the full cost of the coverage.

Duration of COBRA Coverage
If your active employee coverage would cease because of retirement, termination of employment, layoff, leave of absence, or reduction in your work hours, you or your dependents may elect to continue the existing coverage for up to 18 months from the date of the qualifying event (or up to 29 months if disabled). For all other qualifying events, you or your dependents may elect to continue coverage for up to 36 months.

However, COBRA coverage will not continue beyond the date that the earliest of the following occurs:

1.	Failure to pay the required premiums.

2.	Entitlement to Medicare.

3.	Coverage under another employer-sponsored health plan that does not contain pre-existing condition exclusions applicable to the COBRA participant.

4.	Any payment of COBRA costs by the company will not extend the applicable 18 or 36 month period.

If your dependent loses coverage as a result of a divorce or loss of dependent status, it is your or your dependent’s responsibility to advise TRW within 60 days of the later of the qualifying event or the date of loss of coverage, if you wish to continue coverage.

Any questions regarding the COBRA eligibility and coverage provisions should be directed to the TRW Benefits Service Center at 1-800-859-4567.

TRW RetireeSelect Plan
If your coverage is ceasing due to your retirement, you may be entitled to enroll in TRW’s RetireeSelect Plan (RSP). At retirement, you may elect only one option—RSP or COBRA.

TRW Executive Health Care Plan (EHCP)

Additional Information
In providing this Plan to employees, certain legal requirements must be met. You must be fully informed of the benefits being provided and your rights regarding these benefits under the Employee Retirement Income Security Act of 1974. ERISA was signed into law to provide additional protection for employees covered under any benefit plan. Your rights, as specified by law, are described on page 11.

Plan Administration
1.	Name, Address, and Telephone Number of Employer Whose Employees are Covered by the Plan:
TRW Inc.
1900 Richmond Road
Cleveland, OH 44124
Phone No.: 216.291.7000

2.	Plan Administrator:
TRW Inc.
1900 Richmond Road
Cleveland, OH 44124
Phone No.: 216.291.7435

3.	Source of Contributions to the Plan:
Employer and employee contributions.

4.	Plan Year:
Plan Year ends on each December 31.

5.	The Agent for Service of Legal Process:
Secretary
TRW Inc.
1900 Richmond Road
Cleveland, OH 44124

6.	Type of Administration of the Plan:
The Plan is insured by The Prudential HealthCare, a member company of Aetna U.S. HealthCare.

7.	Plan Numbers:
The Plan is on file with the Department of Labor under TRW’s Employer Identification Number 34-0575430.

The Plan number is 705.
The Aetna U.S. HealthCare control number is 39400.

8.	Claims Notice of Decision:
The Aetna U.S. HealthCare will provide notice of decision on a wholly or partially denied claim to the participant no later than 90 days after receipt of the claim by the Plan, unless special circumstances require an extension. If an extension is required, written notice of the extension shall be provided before the end of the initial 90-day period, and the extension itself shall not exceed 90 days from the end of the initial period. A denial notice should also give the specific reason for the denial, a specific reference to pertinent Plan provisions, a description of any additional material necessary to perfect the claim, and information on steps to be taken to appeal the denial.

TRW Executive Health Care Plan (EHCP)

Plan Administration cont’d

9.	Appeals Process:
If you are denied a claim, you can request a review of your claim, review pertinent documents, and submit issues and comments in writing to The Aetna U.S. HealthCare, P.O. Box 45012, Jacksonville, FL 32232-5012 within 60 days of the initial denial of your claim. The Aetna U.S. HealthCare will review the appeal no later than 60 days after its receipt, unless special circumstances require an extension, in which case a decision shall be rendered no later than 120 days after receipt of the request for review. The participant will be notified if an extension of time is needed.

10.	Plan Termination:
TRW reserves the rights to terminate, suspend, withdraw, or amend the Plan in whole or in part at any time.

Employee Rights

As a participant in this benefit Plan at TRW Inc., you are entitled to:

•	Examine, without charge, at the Plan Administrator’s office all Plan documents filed for the Plan with the U. S. Department of Labor, such as annual reports and Plan descriptions and all insurance contracts.
•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.
•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the employee benefit Plan. These persons are referred to as “fiduciaries” in the law. Fiduciaries must act in the interest of the Plan participants and do so prudently. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan.

Your employer may not fire you or discriminate against you to prevent you from obtaining a benefit or exercising your rights under ERISA.

If you are improperly denied a benefit in full or in part, you have a right to file suit in a federal or state court. You may also file suit in federal court if any Plan documents or any other materials to which you are entitled are not received within 30 days of your written request, and the court may require the Plan Administrator to pay up to $100 for each day’s delay until the materials are received, unless the failure was beyond the control of the Plan Administrator.

If Plan fiduciaries are misusing the Plan’s money, or if you are discriminated against for asserting your rights, you have the right to file suit in a federal court or request assistance from the U.S. Department of Labor. The court will decide who should pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, require the other party to pay your legal costs, including attorney’s fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

TRW Executive Health Care Plan (EHCP)

Appendix

Covered Expenses		Benefit

Hospital	Charges by a hospital for medical services on an inpatient or outpatient basis, including room and board, operating room, intensive care, tests, therapy, medication, and drugs dispensed for inpatient care, and other services. Covered services include medical care and diagnostic services.	100% of eligible charges

Surgery	Charges by a physician for performing surgery on an inpatient or outpatient basis. Services include the surgeon, assistant surgeon, anesthesiologist, anesthetist and other professional personnel supporting the surgical procedure.	100% of eligible charges

Prescription Drugs	Drugs requiring a prescription. Insulin is also covered.	100% of eligible charges

Major Medical	Charges for medical care and diagnostic services and equipment. Included are physician services, routine medical examinations, nursing services, rental of wheelchairs or other needed medical equipment (or purchase where appropriate), tests, therapy, and other professional health care services.	100% of eligible charges

Dental	Charges for dental services and supplies. Included are dentists, dental hygienists, prosthodontics, oral surgery, and others.	100% of eligible charges

Vision	Charges for vision services and supplies. Included are optometrists and professional eye care supplies.	100% of eligible charges